UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2004 (January 30, 2004)

MEDAREX, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

000-19312	22-2822175
(Commission File No.)	(IRS Employer Identification No.)

707 State Road

Princeton, NJ 08540

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (609) 430-2880

Item 5.	Other Events and Regulation FD Disclosure.

On January 30, 2004, Medarex, Inc. (the “Company”) and certain holders of the Company’s outstanding 4.5% Convertible Subordinated Notes due July 2006 (the “4.5% Notes”) completed an exchange and cancellation of $33,000,000 in aggregate principal amount of the 4.5% Notes, for the issuance of $21,986,000 in aggregate principal amount of newly issued 4.25% Convertible Senior Notes due August 2010 (the “4.25% Notes”), in a limited number of privately negotiated transactions.

Certain material terms of the 4.5% Notes and the 4.25% Notes are described below.

Interest Rate

Interest on the 4.5% Notes accrues at a rate of 4.5% per year, and is paid on January 1 and July 1 of each year, commencing January 1, 2002. Interest on the 4.25% Notes will accrue at a rate of 4.25% per year, and is paid on February 15 and August 15 of each year, commencing August 15, 2004.

Conversion

The 4.5% Notes are convertible into shares of the Company’s common stock at an initial conversion rate of 34.6789 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $28.84 per share, subject to adjustment. The 4.25% Notes are convertible into shares of the Company’s common stock at an initial conversion rate of 148.8261 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $6.72 per share, subject to adjustment.

Maturity

The 4.5% Notes mature on July 1, 2006. The 4.25% Notes mature on August 15, 2010.

Redemption

We may redeem some or all of the 4.5% Notes at any time before July 1, 2004 at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice. If the Company redeems the 4.5% Notes under these circumstances, the Company will be required to make an additional make-whole payment payable in cash or, upon certain circumstances, shares of common stock, of $135 per $1,000 principal amount less the amount of any interest actually paid on such notes prior to the provisional redemption date. We also may redeem some or all of the 4.5% Notes at any time on or after July 1, 2004 by paying certain premiums on the notes based on the date of redemption.

We may redeem some or all of the 4.25% Notes at any time before August 15, 2006, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice. If the Company redeems the 4.25% Notes under these circumstances, it will be required to make an additional make-whole payment payable in cash or, upon certain circumstances, shares of common stock, of $130.10 per $1,000 principal amount less the amount of any interest actually paid on such notes prior to the provisional redemption date. We also may redeem some or all of the 4.25% Notes at any time after August 15, 2006 by paying certain premiums on the notes based on the date of redemption.

Security

The 4.5% Notes are unsecured and subordinated to our existing and future senior indebtedness. The 4.25% Notes are senior and unsecured (other than approximately $2.3 million in aggregate principal amount of U.S. treasury securities pledged for the exclusive benefit of the holders of the 4.25% Notes) indebtedness and will rank equal in right of payment with our existing and future unsecured and unsubordinated indebtedness and be subordinated to any existing and future secured indebtedness (other than an aggregate of approximately $2.3 million in aggregate principal amount of U.S. treasury securities pledged for the exclusive benefit of the holders of the 4.25% Notes).

For additional information concerning this exchange and the terms and conditions of the 4.25% Notes, please refer to the exhibits to this Current Report on Form 8-K.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibit Number	Description
4.1	Indenture, dated January 30, 2004, by and between the Company and Wilmington Trust Company, as trustee

4.2	Registration Rights Agreement, dated January 30, 2004, by and among the Company and the entities named therein

4.3	Form of Convertible Senior Notes due 2010

10.1	Pledge Agreement, dated January 30, 2004, by and among the Company and Wilmington Trust Company, as trustee and pledged securities intermediary

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAREX, INC.

Dated:	February 2, 2004	By:	/s/ Christian S. Schade

Christian S. Schade Chief Financial Officer and Senior Vice President, Finance and Administration